CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 27, 2014, relating to the financial statements and financial highlights which appears in the August 31, 2014 Annual Report to Shareholders of Invesco Conservative Income Fund (the fund constituting the Invesco Management Trust), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Other Service Providers” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Houston, Texas
December 16, 2014